UNITED STATES
	SECURITIES AND EXCHANGE COMMISSION
	WASHINGTON, D.C. 20549

	SCHEDULE 13G

	UNDER THE SECURITIES EXCHANGE ACT OF 1934
	INTERIM FILING


UAL CORPORATION
(NAME OF ISSUER)
COMMON
CLASSES M, P, AND S ESOP VOTING JUNIOR PREFERRED-VOTING ONLY
(TITLE CLASS OF SECURITIES)
902549500
(CUSIP NUMBER)
02/28/2003
(DATE OF EVENT WHICH REQUIRES FILING OF THIS SCHEDULE)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH
THIS SCHEDULE IS FILED:

				(X)  RULE 13D-1(B)
				( )  RULE 13D-1(C)
				( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE
LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).




CUSIP NO. 902549500 		SCHEDULE 13G		PAGE 2 OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
15,491,356.816 SHARES (REPRESENTS 3,872,839.204 SHARES
CLASS-I NON VOTING ESOP CONVERTIBLE PREFERRED
STOCK CONVERT INTO COMMON [RATIO - 1 PFD = 4 COM])
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    15,491,356.816 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    13.5% COMMON

12. TYPE OF REPORTING PERSON*

    BK

CUSIP NO. 902549500       SCHEDULE 13G		PAGE 2A OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
3,768,293.020 SHARES (REPRESENTS 942,073.255 SHS CLASS-II
NON-VOTING ESOP CONVERTIBLE PREFERRED STOCK
CONVERTIBLE INTO COMMON [RATIO - 1 PFD = 4 COM])
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,768,293.020 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.3% COMMON

12. TYPE OF REPORTING PERSON*

    BK

CUSIP NO. 902549500       SCHEDULE 13G		PAGE 2B OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
2,326,951.889 PREFERRED SHARES (2,326,951.889 SHARES CLASS P
ESOP VOTING JUNIOR PREFERRED REPRESENTS 25.4% OF
THE VOTING POWER OF THE CORPORATION. VOTING POWER
LIMITED TO MATTERS OTHER THAN VOTE FOR DIRECTORS
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
930.781 SHARES (2,326,951.889 PREFERRED SHARES CONVERTIBLE
TO COMMON [RATIO - 2,500 PFD = 1 COM])
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,326,951.889 PREFERRED SHARES (2,326,951.889 SHARES CLASS P
ESOP VOTING JUNIOR PREFERRED REPRESENTS 25.4% OF
THE VOTING POWER OF THE CORPORATION.  VOTING POWER
LIMITED TO MATTERS OTHER THAN VOTE FOR DIRECTORS

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

100% CLASS P ESOP VOTING JUNIOR PREFERRED
25.4% VOTING POWER
12.  TYPE OF REPORTING PERSON*

     BK

CUSIP NO. 902549500       SCHEDULE 13G		PAGE 2C OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
2,051,286.771 PREFERRED SHARES (2,051,286.771 SHARES CLASS M
ESOP VOTING JUNIOR PREFERRED REPRESENTS 20.4%
VOTING POWER OF THE CORPORATION. VOTING POWER
LIMITED TO MATTERS OTHER THAN VOTE FOR DIRECTORS)
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
820.515 SHARES (2,051,286.771 PREFERRED SHARES CONVERTIBLE
TO COMMON [RATIO - 2,500 PFD = 1 COM])
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,051,286.771 PREFERRED SHARES (2,051,286.771 SHARES CLASS M
ESOP VOTING JUNIOR PREFERRED REPRESENTS 20.4%
VOTING POWER OF THE CORPORATION.  VOTING POWER
LIMITED TO MATTERS OTHER THAN THE VOTE FOR
DIRECTORS)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	100% CLASS M ESOP VOTING JUNIOR PREFERRED
     20.4% VOTING POWER

12.  TYPE OF REPORTING PERSON*

     BK

CUSIP NO. 902549500       SCHEDULE 13G		PAGE 2D OF 5 PAGES

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
823,380.873 PREFERRED SHARES (823,380.873 SHARES CLASS S
ESOP VOTING JUNIOR PREFERRED REPRESENT 9.2% VOTING
POWER OF THE CORPORATION. VOTING POWER LIMITED TO
MATTERS OTHER THAN THE VOTE FOR DIRECTORS)
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
329.352 PREFERRED SHARES (823,380.873 PREFERRED SHARES
CONVERTIBLE TO COMMON - 2,500 PFD = 1 COM)
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
823,380.873 PREFERRED SHARES (823,380.873 SHARES CLASS S
ESOP VOTING JUNIOR PREFERRED REPRESENTS 9.2%
VOTING POWER OF THE CORPORATION.  VOTING POWER
LIMITED TO MATTERS OTHER THAN THE VOTE FOR
DIRECTORS)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	100% CLASS S ESOP VOTING JUNIOR PREFERRED
     9.2% VOTING POWER

12.  TYPE OF REPORTING PERSON*

    BK

CUSIP NO. 902549500       SCHEDULE 13G		PAGE 2E OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE ACTING IN VARIOUS
     FIDUCIARY CAPACITIES.     04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    796,385 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    856,371 SHARES
8.  SHARED DISPOSITIVE POWER
    0 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    856,371 SHARES

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	.7%

12.  TYPE OF REPORTING PERSON*

    BK

CUSIP NO. 902549500       SCHEDULE 13G		PAGE 3 OF 5 PAGES

ITEM 1.

	(A)  NAME OF ISSUER

		UAL CORPORATION

  	(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

     		UAL CORPORATION
		1200 EAST ALGONQUIN ROAD
		ELK GROVE TOWNSHIP, ILLINOIS 60007


ITEM 2.

     (A)  NAME OF PERSON FILING

		STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          225 FRANKLIN STREET, BOSTON, MA 02110


     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS

	(D)	TITLE CLASS OF SECURITIES
		COMMON
		CLASS M,P, AND S ESOP VOTING JUNIOR PREFERRED

	(E)	CUSIP NUMBER

		902549500

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
		13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

CUSIP NO. 902549500       SCHEDULE 13G		PAGE 4 of 5 PAGES


ITEM 4. OWNERSHIP

	(A)  AMOUNT BENEFICIALLY OWNED

796,385 COMMON VOTING SHARES
20,118,101.484 COMMON & COMMON EQUIVALENT DISPOSITIVE
SHS
5,201,619.533 ESOP VOTING JUNIOR PREFERRED

	(B)  PERCENT OF CLASS

..7% COMMON VOTING
17.5% COMMON DISPOSITIVE
55% (ESOP VOTING JUNIOR PREFERRED-VOTING ONLY)

	(C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

		(I)	SOLE POWER TO VOTE OR TO DIRECT THE VOTE OF
796,385 SHARES
   		(II)	SHARED POWER TO VOTE OR TO DIRECT THE VOTE OF
5,201,619.533 SHARES (INCLUDES 5,201,619.533 ESOP
PREFERRED SHARES THAT REPRESENT 55% VOTING POWER
OF THE CORPORATION)
  		(III)SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
OF
856,371 SHARES
   		(IV) SHARED POWER TO DISPOSE OR TO DIRECT THE
DISPOSITION OF
19,261,730.484 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          UAL CORPORATION ESOP = 16.8%

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
               HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
          NOT APPLICABLE

PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         10 MARCH 2003

                         STATE STREET CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE



					/s/ SUSAN C. DANIELS
					VICE PRESIDENT